Exhibit 99.2(r)(2)

                                 CODE OF ETHICS

APPLICABILITY

AIG SUNAMERICA ASSET MANAGEMENT CORP., SUNAMERICA CAPITAL SERVICES, INC., ANCHOR PATHWAY FUND, ANCHOR SERIES TRUST, SUNAMERICA STYLE SELECT SERIES, INC., SUNAMERICA EQUITY FUNDS, SUNAMERICA INCOME FUNDS, SUNAMERICA MONEY MARKET FUNDS, INC., SUNAMERICA SERIES TRUST, SUNAMERICA STRATEGIC INVESTMENT SERIES, INC., SEASONS SERIES TRUST, SUNAMERICA SENIOR FLOATING RATE FUND, INC., THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, VALIC COMPANY I, VALIC COMPANY II

I. PURPOSE

AIG SunAmerica Asset Management Corp. ("SAAMCo") and The Variable Annuity Life Insurance Company ("VALIC") (collectively, the "Advisers") have a fiduciary duty to act solely for the benefit of investment clients. This Code of Ethics (the "Code") has been adopted in accordance with Section (b) of Rule 17j-1 (the
"Rule") under the Investment Company Act of 1940, as amended (the "Act"). The Rule prohibits fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment clients, if effected by associated persons of such companies. The purpose of this Code is to provide policies and procedures consistent with the Act.

It is unlawful for any affiliated person of the principal underwriter or investment adviser of a registered investment company, in connection with the purchase or sale of a security held or to be acquired by such registered investment company, to:

         (1) employ any device, scheme or artifice to defraud such registered investment company;

         (2) make any untrue statement of a material fact to such registered investment company or omit a material fact necessary in order to make statements to the registered investment company, in light of the circumstances under which they are made, not misleading;

         (3) engage in any act, practice or course of business that operates or would operate as fraud or deceit with respect to such registered investment company; or

         (4) engage in any manipulative practice with respect to such registered investment company.

In addition, it is clearly in the Advisers' best interest as professional investment advisory organizations to avoid conflicts of interest or even the appearance of such conflicts of interest. While it is impossible to anticipate all instances of potential conflict, Access Persons, as defined herein, have a duty to routinely act in the best interest of the Advisers and their investment clients.

II. STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

In light of their professional and legal responsibilities, the Advisers believe that it is appropriate to restate and periodically distribute the Code to all Access Persons. The Advisers' aim is to be as reasonable as possible with respect to internal procedures, while simultaneously protecting the organization and its clients from damage that could arise from a situation involving a real or apparent conflict of interest. While it is not possible to identify all possible situations in which conflicts might arise, this Code is designed to set forth the Advisers' policy regarding the conduct of Access Persons, as defined herein, in those situations in which conflicts are most likely to develop.

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As a general fiduciary principle:

         (1) it is imperative that Access Persons who work with investment clients avoid any situation that might comprise or call into question their duty to always consider the best interests of clients;

         (2) Access Persons' personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the Access Person's position of trust and responsibility; and

         (3) Access Persons should not take inappropriate advantage of their position.

If you have any doubt as to the propriety of any activity, you should consult the Review Officer as defined in the following section.

III. DEFINITIONS

A. "ADVISER" means AIG SunAmerica Asset Management Corp. ("SAAMCo") and/or The Variable Annuity Life Insurance Company ("VALIC").

B.       "ACCESS PERSON", as defined herein means:

         (1) any trustee, director, officer, general partner or Advisory Person of the Investment Client or Adviser;

         (2) any director or officer of the Underwriter who in the ordinary course of business makes, participates in, or obtains information regarding the purchase or sale of securities for the Investment Client or whose functions or duties as part of the ordinary course of business relate to the making of any recommendation to the Investment Client regarding the purchase or sale of securities; and

         (3) any other persons designated by the Review Officer as having access to current trading information for Investment Clients.

C.       "ADVISORY PERSON", as defined herein means:

         (1) any SAAMCo/VALIC Access Person or any Access Person of any company in a control relationship to the Investment Client and/or Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by an Investment Client; and whose functions relate to the making of any recommendations with respect to such purchases or sales; and

         (2) any natural person in a control relationship, or deemed by the Review Officer to be in a control relationship, to the Investment Client or Adviser who obtains information concerning the recommendations made to an Investment Client with regard to the purchase or sale of a security.

          NOTE: Examples of Advisory Persons are Investment Client Portfolio
                Managers, Traders, and Analysts.

D. "AFFILIATED COMPANY" means a company, which is an affiliated person as set forth below.

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E.       "AFFILIATED PERSON" means:

         (1) any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person;

         (2) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

         (3) any person directly or indirectly controlling, controlled by, or under common control with, such other person;

         (4) any officer, director, partner, copartner, or employee of such other person;

         (5) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof;

         (6) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.


F. "BENEFICIAL OWNERSHIP" Under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, a person has a Beneficial Ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities.

         (1) The term "pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.

         (2)  The term "indirect pecuniary interest" includes the following:

              a. securities held by members of the person's immediate family sharing the same household; the term "immediate family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, as well as adoptive relationships;

              b. a general partner's proportionate interest in the portfolio securities held by a general or limited partnership;

              c. a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function, with exception;

              d. a person's right to dividends that is separated or separable from the underlying securities;

              e.  a person's interest in securities held by certain trusts;

              f. a person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and*

              g. a person who is a shareholder of a corporation or similar entity does not have a pecuniary interest in portfolio securities held by the corporation or entity, if the
                  shareholder   is  not  a   controlling   shareholder   of  the
                  corporation   or  the  entity  and

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                  does   not  have  or  share   investment   control   over  the
                  corporation's or the entity's portfolio. The term "control" means the power to exercise a controlling influence over management or policies, unless the power is solely the result of an official position with the company.

         *THE TERM "DERIVATIVE SECURITY" MEANS ANY OPTION, WARRANT, CONVERTIBLE SECURITY, STOCK APPRECIATION RIGHT, OR SIMILAR RIGHT WITH AN EXERCISE OR CONVERSION PRIVILEGE AT A PRICE RELATED TO AN EQUITY SECURITY, OR SIMILAR SECURITIES WITH A VALUE DERIVED FROM THE VALUE OF AN EQUITY SECURITY.

G.       "CONTROL" means:

         (1) the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company; and

         (2) ownership of more than 25% of the voting securities of a company, either directly or through one or more controlled companies (excludes natural persons).

H. "COVERED SECURITY," as defined in Section 2(a)(36) of the Act, means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any
         profit-sharing      agreement,       collateral-trust      certificate,
         pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

         "Covered Security" also means funds managed by SAAMCo and variable annuity products offered by SAAMCo or VALIC. Money Market Funds and SAAMCo or VALIC Funds owned through the AIG 401(k) Savings Plan or other related AIG Retirement Plan are excluded.

         "Covered Security" SHALL NOT include: (i) direct obligations of the U.S. Government, as described below; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by registered open-end investment companies (with the exception of SAAMCo Mutual Funds and funds underlying the SAAMCo and VALIC variable insurance products); (iv) futures and options on futures; (v) index-based securities; and (vi) commodities.

I. "DISINTERESTED DIRECTOR OR TRUSTEE" means a director or trustee of an Investment Client who is not an "interested person" (as described below) of the Investment Client, and who would be required to make a report under Section X of this Code solely by reason of being a director or trustee of the Investment Client.

J. "GOVERNMENT SECURITY" means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the U.S. Government pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing. A Government Security also includes any security issued by a state or municipal government.

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K.       "INTERESTED PERSON" means:

         (1)  any affiliated person of the Investment Client;

         (2) any member of the immediate family of any natural person who is an affiliated person of the Investment Client;

         (3) any interested person of any Adviser of, or principal underwriter for, the Investment Client;

         (4) any person, partner or employee of any person who at any time since the beginning of the last two completed fiscal years of the Investment Client has acted as legal counsel for the Investment Client;

         (5) any broker or dealer registered under the Securities Exchange Act of 1934 or any affiliated person of such a broker or dealer; and

         (6) any natural person whom the Securities and Exchange Commission determines by order to be an interested person by reason of having had at any time since the beginning of the last two completed fiscal years of such company, a material business or professional relationship with such company or with the principal executive office of such company or with any other investment company having the same investment adviser or principal underwriter or with the principal executive officer of such other investment company.

         NOTE: NO PERSON SHALL BE DEEMED TO BE AN INTERESTED PERSON OF AN INVESTMENT COMPANY SOLELY BY REASON OF (i) HIS/HER BEING A MEMBER OF ITS BOARD OF DIRECTORS OR ADVISORY BOARD OR AN OWNER OF THE INVESTMENT COMPANY'S SECURITIES, OR (ii) HIS/HER MEMBERSHIP IN THE IMMEDIATE FAMILY OF ANY PERSON SPECIFIED IN CLAUSE (i) ABOVE.

L. "INVESTMENT CLIENT" means (i) any investment company registered as such under the Act, any series thereof, or any component of such series for which the Adviser acts as investment adviser; or (ii) any private account for which the Adviser acts as investment adviser.

M.       "LIFE COMPANY" means AIG life insurance affiliates of SAAMCo and VALIC.

N. "MARKET TIMING" means trading in and out of retail funds managed by SAAMCo, or trading in and out of funds managed by SAAMCo or VALIC that underlie Life Company variable annuity products, that is deemed to have a disruptive or otherwise negative impact on the management of such funds. NOTE: Trading in conjunction with specific investment strategies, e.g., asset allocation and portfolio rebalancing, is not considered to be Market Timing for purposes of this Code.

O.       "PERSON" means a natural person or a company.

P.       "PERSONAL SECURITIES TRANSACTION" means:

         (1)  transactions for an Access Person's own account, including IRA's;

         (2) transactions for an account in which the Access Person has indirect Beneficial Ownership, unless the Access Person has no direct or indirect influence or control over the account. Accounts involving family (including husband, wife, minor children or other dependent relatives), or accounts in which the Access Person has a beneficial interest (such as a trust for which the Access Person is an income or principal beneficiary) are included within the meaning of "indirect beneficial interest"; and

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         (3)  situations wherein the Access Person has a substantial  measure of influence or control over an account, but neither the Access Person nor his or her family has any direct or indirect beneficial interest (e.g., a trust for which the Access Person is a trustee but not a direct or indirect beneficiary).1

Q. "PORTFOLIO MANAGER" means the person (or one of the persons) primarily responsible for the day-to-day management of an Investment Client's portfolio.

R. "PRIVATE PLACEMENT" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or Rule 504, Rule 505 or Rule 506 thereunder, or any other offering of securities not registered with the Securities and Exchange Commissions.

S.       "PUBLIC OFFERINGS"

         (1) INITIAL PUBLIC OFFERING means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

         (2)  SECONDARY   OFFERING  means  an  offering  of  previously   issued
              securities, registered under the Securities Act of 1933, held by large investors who resell such securities at a higher price.

T. "PURCHASE OR SALE OF A COVERED SECURITY" includes, among other things, the writing of an option to purchase or sell a covered security.

U. "REVIEW OFFICER" means the person designated by the Advisers' Ethics Committee(2) as responsible for the review of personal trading activity conducted by Access and Advisory Persons.(3)

V.       "SECURITIES HELD OR TO BE ACQUIRED" by an Investment Client means:

         (1) any Covered Security which, within the most recent 7 days, has been considered for purchase or sale for Investment Clients; and

         (2) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described above.

W.       "UNDERWRITER" means SunAmerica Capital Services, Inc.

IV. PROHIBITIONS AND RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS

The following prohibitions and restrictions apply to Advisory and/or Access Persons with respect to accounts for which they have Beneficial Ownership. Note:
Certain transactions as defined in Section V below may be exempt from these prohibitions and restrictions.

A.       ACCESS PERSONS. No Access Person may:

         (1) engage in any act, practice or course of conduct which would violate the provisions of the Rule as set forth in this Code;

         (2) purchase or sell, directly or indirectly, any security in which he/she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his/her actual knowledge at the time of such purchase or sale is being (a) considered

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              for purchase or sale by an Investment  Client, or (b) purchased or sold by any portfolio of the Investment Client;(4)

         (3) disclose to other persons the securities activities engaged in or contemplated for the various portfolios of the Investment Clients;

         (4) recommend any securities transaction for an Investment Client without having disclosed his or her interest, if any, in such securities, including without limitation:

              a. his or her direct or indirect Beneficial Ownership of any securities or such issuer;

              b.  any   contemplated   transaction   by  such   person  in  such
                  securities;

              c.  any position with such issuer or its affiliates; and

              d. any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such Access Person in such securities or issuer is not material to his or her personal net worth and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the company or on the market for the securities generally, such Access Person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

         (5) execute a securities transaction, other than a securities transaction specifically exempted by this Code, on a day during which any Investment Client has a pending "buy" or "sell" order in that same security;

         (6) profit from short term trading defined as trades initiated and closed within a 60 day period. Note: While this policy is not intended to prohibit Access Persons from suffering losses from trades conducted within the short term trading period, the firm strongly discourages short-term trading by Access Persons, and exceptions to this prohibition must be granted by the Review Officer;

         (7) acquire securities in an INITIAL PUBLIC OFFERING (IPO) or in a SECONDARY OFFERING without the prior approval of the Compliance Department. In considering such a request for approval, the Compliance Department will determine whether the proposed transaction presents a conflict of interest with any Investment Client or otherwise violates the Code. The Compliance Department, in consultation with the Review Officer, will also determine whether the following conditions have been met prior to the acquisition of any security in an IPO:

              a.  purchase is made through the Access Person's regular broker;

              b. number of shares to be purchased is commensurate with the normal size and activity of the Access Person's account; and

              c. transaction otherwise meets the requirements of the NASD's rules on FREERIDING, whereby an underwriting syndicate member withholds a portion of a new securities issue and later resells it at a price higher than the initial offering price and WITHHOLDING, whereby a participant in a public offering fails to make a bona fide public offering at the public offering price.

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              (8) acquire  any  securities  in a PRIVATE  PLACEMENT  without the prior approval of the Compliance Department. The Compliance Department, in consultation with the Review Officer, will consider, among other factors, whether Investment Clients should have first preference for the investment opportunity, and whether the opportunity is being offered to an individual by virtue of his or her position with the Investment Client or as a reward for past transactions. Access/Advisory Persons who have been authorized to acquire securities in a Private Placement must disclose the Private Placement investment if he/she plays a material role in an Investment Client's subsequent investment decision regarding the same issuer. In the circumstances above, the Access/Advisory Person's decision to purchase the security for an Investment Client's account will then be subject to an independent review by an investment professional with no personal interest in the transaction;

              (9) engage  in  hedging  and   derivative   transactions   in  the
                  securities  of  American  International  Group,  Inc.  and its
                  subsidiaries, including short sales, put or call options, swaps, collars or similar derivative transactions (not including transactions in stock options);

              (10)serve on the board of directors of a publicly  traded  company without prior written approval from the Review Officer; or

              (11) conduct Market Timing as defined in Section III.N above.

B.       ADVISORY PERSONS. NO ADVISORY PERSON MAY:

         (1)  engage in any conduct set forth above in Section IV. A(1)  through
              (11); or

         (2) purchase or sell a security within at least 7 calendar days before and after he/she trades in that same security on behalf of an Investment Client (BLACKOUT PERIOD).




V.       PRECLEARANCE

A. PRECLEARANCE. Except as specifically exempted below and otherwise in this Code, all Access/Advisory Persons must obtain preclearance from the Compliance Department prior to executing transactions in securities for ANY ACCOUNT in which he/she has Beneficial Ownership. Any Portfolio Manager wishing to effect a personal securities transaction which might be viewed as contrary to a position held in any portfolio for which he/she serves as Portfolio Manager must document the contrary opinion on the preclearance request. The Compliance Department will review any potential conflict of interest as part of its normal preclearance procedure. The only exceptions to the preclearance requirement are automatic dividend reinvestment plan acquisitions, automatic employee stock purchase plan acquisitions, transactions in registered open-end investment companies (including transactions in retail funds managed by SAAMCo and in SAAMCo or VALIC funds that underlie Life Company variable annuity products), Government securities, commercial paper, bankers' acceptances, bank certificates of deposit, high-quality - short-term debt instruments, exempted transactions, or any other instrument that is not a security. PLEASE NOTE, HOWEVER, THAT MOST OF THESE TRANSACTIONS MUST BE REPORTED QUARTERLY EVEN THOUGH THEY ARE EXEMPT FROM PRECLEARANCE. See Section VIII for reporting requirements.

         Preclearance   requests  are  created  using  the  Personal   Investing
         Compliance       website      at      the      following       address:
         Http://nc4web1.ent.agfg.net/cCompliance/PRECLEAR.NSF?OpenDatabase

B. TRANSACTIONS REQUIRING PRECLEARANCE. All Access/Advisory Persons must "preclear" all securities transactions which are not specifically exempted in Section VI below.

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C.       PRECLEARANCE  APPROVAL  WINDOW.  Preclearance  for personal  securities transactions for publicly traded securities will be in effect for one trading day only. This "one trading day" policy is interpreted as follows: If clearance is granted at a time when the principal market in which the security trades is open, clearance is effective for the remainder of that trading day until the opening of that market on the following day.(5)

D. CLIENT ACCOUNT TRADING VERIFICATION. The Compliance Department reviews each Preclearance request to ensure that no conflict exists between SAAMCo/VALIC client account trades and the personal trade being requested. Only funds managed by the SAAMCo Investments Department are reviewed.

VI. EXEMPTED TRANSACTIONS

The preclearance requirements described in Section V above do not apply to the following transactions; however, THESE TRANSACTIONS MUST STILL BE REPORTED AS OUTLINED IN SECTION VIII ("REPORTING REQUIREMENTS"):

A. for Access Persons (Note: This exemption does not apply to Advisory Persons): Transactions in securities amounting to 500 shares or less, or the equivalent (E.G., 5 options or less; 500 shares or less of a convertible bond; and 25 or less fixed rate bonds). If the same securities are purchased within 10 business days, and the second and subsequent transactions cause the total amount purchased to be over 500 shares, the second and subsequent transactions must be precleared;

         ACCESS PERSONS who have exhausted the 500 share limit exempt from preclearance must preclear transactions in securities of the same issuer UNLESS the securities are purchased or sold AFTER 10 business days have passed since the initial transaction in the securities. (For example, if an Access Person buys 501 shares of AOL, he/she will need to obtain preclearance. However, if an Access Person buys 500 shares of AOL on January 1 and 200 shares of AOL on January 3, he/she will need to obtain preclearance for the 200 shares. If an Access Person buys 500 shares of AOL on January 1 and then buys 200 shares of AOL on January 10, he/she need not obtain preclearance.).

B. purchases or sales of securities conducted in any account which is managed on a discretionary basis by a person other than the Access/Advisory Person, and with respect to which such Access/Advisory Person does not in fact influence or control such transactions;

C. purchases or sales of securities which are not eligible for purchase or sale by Investment Clients, [E.G., shares of American International Group, Inc. ("AIG")], and which are not related economically to securities purchased, sold or held by the Investment Client;

D. securities transactions which are non-volitional on the part of either the Access/Advisory Person or the Investment Client. Non-volitional transactions include gifts to an Access/Advisory Person over which the Access/Advisory Person has no control of the timing, and transactions which result from corporate action applicable to all similar security holders (such as splits, tender offers, mergers, stock dividends, etc.);

E. purchases which are part of an automatic dividend or distribution reinvestment plan;

F. purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

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G.       purchases  or sales  pre-approved  by the Review  Officer for which the
         Access/Advisory  Person  presents a showing of good  cause.  Good cause
         will  be  deemed  to  exist   where  the   Access/Advisory   Person  is
         experiencing unexpected financial hardship. A change in an account's investment objectives is not "good cause";

H. transactions relating to the AIG Employee Stock Purchase Plan ("ESPP")/401(k) Plan. Access/Advisory Persons participating in the ESPP need not report any purchases of securities effected through such plan. HOWEVER, when Access/Advisory Persons receive shares of AIG from the ESPP (at the end of the plan year) or dispose of securities which were purchased through the ESPP/401(k) plan, the Access/Advisory Person must report his/her holdings on the appropriate form to the Compliance Department;

I. purchases or sales of index-based securities (i.e., iShares, QQQ, etc.);

J.       transactions in retail funds managed by SAAMCo; and

K. transactions in funds managed by SAAMCo or VALIC that underlie Life Company variable annuity products.

VII. EXCEPTIONS

The Review Officer can grant exceptions from the prohibitions and restrictions outlined in this Code upon determining that the transaction for which an exception is requested would not violate the spirit of any policy embodied in this Code, and that an exception is appropriate to avoid an injustice to the Access Person in the particular factual situation. Factors the Review Officer may consider include:

         (1) the size and holding period of the Access Person's position in the security;

         (2)  the market capitalization of the issuer;

         (3)  the liquidity of the security;

         (4)  the reason for the Access Person's requested transaction;

         (5) the amount and timing of Investment Client trading in the same or a related security; and

         (6)  other relevant factors.

     Any Access Person wishing to request an exception to the provisions outlined in this Code should submit a written request to the Review Officer setting forth the pertinent facts and justification for the exception. WRITTEN APPROVAL FROM THE REVIEW OFFICER MUST BE RECEIVED BEFORE THE ACCESS PERSON CAN ENGAGE IN THE PARTICULAR ACTIVITY.

VIII. REPORTING REQUIREMENTS

A. INITIAL HOLDINGS REPORTS. No later than 10 days after an Access/Advisory Person becomes an Access/Advisory Person, the Access/Advisory Person must report the following information to the Compliance Department:

         (1) the title, number of shares, and principal amount of each Covered Security in which the Access/Advisory Person had any direct or indirect Beneficial Ownership when the Access/Advisory Person became an Access/Advisory Person;

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

         (2) the name of any broker, dealer or bank with whom the Access/Advisory Person maintained an account in which any securities were held for the direct or indirect benefit of the Access/Advisory Person as of the date the Access/Advisory Person became an Access/Advisory Person; and

         (3) the date that the report is submitted to the Compliance Department by the Access/Advisory Person.

B. QUARTERLY TRANSACTION REPORTS ("REPORTS"). No later than 10 days after the end of each calendar quarter, all Access/Advisory Persons must file a Quarterly Transaction Report containing the following information:

         (1) with respect to any transaction during the quarter in a Covered Security in which the Access/Advisory Person had any direct or indirect Beneficial Ownership:

              a. the transaction date, security title, interest rate, maturity date (if applicable), number of shares, and principal amount of each covered security involved;

              b. the nature of the transaction (I.E., purchase, sale or any other type of acquisition or disposition);

              c. the price of the covered security in which the transaction was effected;

              d. the name of the broker, dealer or bank with or through which the transaction was effected; and

              e. the date that the report is submitted to the Compliance Department by the Access/Advisory Person.

         (2) Access and Advisory Persons must also provide information on any new brokerage or other accounts established during the quarter including the name of the broker, dealer or bank and the date the account was established.

The Compliance Department will remind all Access Persons to complete a Report on the last business day of each calendar quarter. Access Persons must complete the Report via an intranet web page. Completed Reports are sent directly to the Compliance Department. The Compliance Department reviews all Reports and personal securities transactions on a confidential basis.

NOTE: The Report requests information on all personal securities transactions conducted during the preceeding quarter as defined above, EXCEPT for transactions conducted in registered open-end investment companies (OTHER THAN RETAIL FUNDS MANAGED BY SAAMCO), bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements), U.S. Government securities, commodities, and futures and options on futures. Access Persons must also provide a detailed report on exempted transactions as defined in Section VI above.

Quarterly reports must be filed by all Access Persons, even if there were no reportable transactions during the quarter. (Access Persons must click the button "I have no transactions to report" and submit the Report electronically.)

C. ANNUAL HOLDINGS REPORTS. Annually, by January 30th, the following information must be submitted to the Compliance Department as of the year ended December 31st:

         (1) the title, number of shares, and principal amount of each Covered Security in which the Access or Advisory Person had any direct or indirect Beneficial Ownership;

         (2) the name of any broker, dealer or bank with whom the Access or Advisory Person maintains an account in which any securities are held for the direct or indirect benefit of the Access or Advisory Person; and

         (3) the date that the report is submitted to the Compliance Department by the Access/Advisory Person.

D. ANNUAL CERTIFICATION. In addition, each Access and Advisory Person shall submit to the Compliance Department an annual certification stating that:

         (1) he/she has read and understands this Code and recognizes that he/she is subject to its requirements;

         (2)  he/she has complied with all requirements of this Code; and

         (3)  he/she  has   disclosed  or  reported   all  personal   securities
              transactions required to be disclosed or reported pursuant to the requirements of this Code.


E. EXCEPTIONS. An Access Person need not make a report under this Section with respect to transactions affected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control. See the definition in Section III.N.(2) in this Code.

F. DISCLAIMER. Reports may also contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission that the Access Person making the report has any direct or indirect Beneficial Ownership in the security to which the report relates.

G. DUPLICATE CONFIRMATIONS AND STATEMENTS. All Access and Advisory Persons must direct their securities broker to send to the Compliance Department, on a timely basis, (i) duplicate confirmations of all personal securities transactions; and (ii) copies of periodic statements for all securities accounts.

IX. CONFLICTS OF INTEREST

Access Persons (including Advisory Persons) should be aware that personal investment-related activities other than personal securities transactions, or gifts, and sensitive payments may involve conflicts of interest. Following are examples of situations involving real or potential conflicts; the example list is not an exhaustive list of situations to avoid.

A.       INSIDE INFORMATION.  Access Persons may not use "inside information" to
         conduct   personal   securities   transactions  or  Investment   Client
         transactions.

B. USE OF INFORMATION. Information acquired in connection with employment by the Advisers may not be used in any way which might be contrary to or in competition with the interests of Investment Clients. Access Persons are reminded that certain Investment Clients have specifically required that the Advisers treat their relationship with confidentiality.

C. DISCLOSURE OF INFORMATION. Information relating to actual or contemplated investment decisions, research priorities, and Investment Client interests may not be disclosed to persons outside the Advisers, and may in no way be used for personal gain.

D. OUTSIDE ACTIVITIES. All outside relationships such as directorships, trusteeships, and membership in investment organizations (E.G., an investment club) should be discussed with the Review Officer prior to the acceptance of such position.

         Note: As a general matter, directorships in unaffiliated public companies or companies which may reasonably be expected to become public companies will not be authorized because of the potential for conflicts which may impede our freedom to act in the best interests of Investment Clients. Service with charitable organizations generally will be authorized, subject to considerations related to time required during working hours and use of proprietary information.

E. MARKET TIMING. Access Persons may not engage in Market Timing as defined in Section III.N above.

         NOTE: The Compliance Department reviews all transactions by Access Persons in funds managed by SAAMCo for indications of Market Timing.

X. DISINTERESTED DIRECTORS OR TRUSTEES

A. A director or trustee of an Investment Client who is not an officer of such Investment Client or an officer, employee or director of its Adviser need only report a transaction in a security if the director or trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a director or trustee of the Investment Client, should have known that, during the 15-day period immediately before or after the date of the transaction by the director or trustee, the security was purchased or sold, or the security was under active consideration by the Investment Client or its Adviser.

B. The reporting provision in Section VIII (D) above does not apply to disinterested Directors/Trustees.

XI. REVIEW BY THE BOARDS OF DIRECTORS OR TRUSTEES

Management will prepare written reports to the Boards of Directors or Trustees as follows:

         (1) quarterly to identify any material violations of the Code by Access Persons during the previous quarter;

         (2) annually to summarize non-material violations of the Code and personal investing procedures; and

         (3) annually to certify to the Board that the Advisers and Underwriter have adopted procedures reasonably necessary to prevent Access and Advisory Persons from violating the Code.

XII. AUDIT BY ETHICS COMMITTEE AND/OR REVIEW OFFICER

Adherence to the Code is considered a basic condition of employment with the organization. The Compliance Department will review all personal securities transactions conducted by Access and Advisory Persons to ensure that no conflict exists with Investment Client trades. The Compliance Department also monitors compliance with the Code and reviews such violations of the Code as they may occur; and reports, periodically and upon request, to the Boards of Directors or Trustees of the various Investment Companies for which the Advisers serve as investment adviser. The Review Officer has the authority to reclassify an Access Person based on the Access Person's trading activity. The Ethics Committee will determine what action or sanctions are appropriate in the event of a violation of this Code.

XIII. SANCTIONS

Upon discovering a violation of this Code, the Advisers may impose such sanctions as deemed appropriate, including, among other things, a letter of censure, disgorgement of profits, suspension, or termination of employment of the violator or any other penalty that the Review Officer or Ethics Committee deems to be appropriate.

SAAMCo has a zero tolerance policy for personal investing deviations, thus Access Persons and Advisory Persons will be penalized for any such deviations.

Access Persons or Advisory Persons who repeatedly fail to achieve compliance with all applicable Code policies and procedures during the year may have such fact included on their performance evaluation and may be considered as a factor in any performance-based incentive compensation. Following any violation of this Code, the Access Person or Advisory Person may be required to meet with the Review Officer to discuss the issue and the implications of future violations of this Code. Additionally, the Access Person or Advisory Person must re-sign the Code to ensure that they are fully aware of the importance of this Code. The Advisers may impose additional sanctions in the event that further sanctions, up to and including termination of employment, are warranted. Possible penalties are summarized below:

         (1) Any Access Person or Advisory Person who routinely fails to submit a Quarterly Report of Securities Transactions ("QRST") in a timely manner (by day 10 after quarter end) will be required to report to the Review Officer to provide an explanation;

         (2) any Access Person or Advisory Person who fails to pre-clear a personal securities transaction which results in a material violation of the Code will not be allowed to profit in that transaction unless an exemption is granted in writing by the Review Officer. Losses resulting from the transaction will be considered a loss to the Access/Advisory Person and gains may be disgorged to the United Way list of charitable organizations; and

         (3)  any Access  Person who  engages  in Market  Timing,  as defined in
              Section  III.N  above,  will  be  subject  to  strict,   expedited
              disciplinary action.

XIV. CONFIDENTIALITY

All information obtained from any Access or Advisory Persons under this Code shall be kept in strict confidence, except that reports of transactions will be made available to the Securities and Exchange Commission or any other regulator or self-regulatory organization to the extent required by law or regulation.

XV. INVESTMENT SUB-ADVISERS' CODES OF ETHICS

Provisions of an Investment Sub-Adviser's Code of Ethics are applicable to persons who, in connection with their regular functions or duties as employees of the Sub-Adviser, make, participate in, or obtain information regarding the purchase or sale of a security, or whose functions relate to the making of any recommendation with respect to such purchase or sale by an Investment Client managed by such Investment Sub-Adviser. Such provisions may be more restrictive than the provision set forth in this Code. Material violations of an Investment Sub-Adviser's Code of Ethics will be reported to the Investment Client's board of directors.

XVI. ADDITIONAL DISCLOSURE

Each Investment Client will disclose the following information in its Statement of Additional Information:

         (1) that the Investment Company, its Advisers, and Underwriter have adopted this Code;

         (2) that the Code permits Access Persons to invest in securities for their personal accounts; and

         (3) that the Code is on public file with, and is available from, the Securities and Exchange Commission.


XVII. CORPORATE RESPONSIBILITY

In addition to the procedures and restrictions described in this Code, Access Persons may be subject to additional limitations and requirements relating to personal investing-related activities as required by the parent company to SAAMCo/VALIC. Access Persons are responsible for contacting the parent company
(AIG) to learn more about applicable restrictions, and are expected to maintain full compliance with the parent company's procedures. Any AIG employee may call the AIG Compliance Helpline at 1-877-244-2210 with questions relating to AIG's Code of Conduct or to report a violation or suspected violation of law or regulation.

IT SHOULD BE NOTED THAT A SEPARATE CODE OF ETHICS ADOPTED BY THE FUNDS FOR PURPOSES OF SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002 AND THE RULES AND FORMS APPLICABLE TO THE FUNDS THEREUNDER (THE "SECTION 406 CODE") IS NOT PART OF THIS CODE. IN A SITUATION WHERE THE SECTION 406 CODE OVERLAPS OR CONFLICTS WITH THE PROVISIONS OF THIS CODE, THE SECTION 406 CODE WILL SUPERSEDE THIS CODE.

ENDNOTES

(1) Such  transactions  are not  subject to the  pre-clearance  requirements  in
Section V. However, in all transactions involving this type of an account, Access Persons should conform to the spirit of the Code and avoid any activity which might appear to conflict with Investment Clients or the Access Person's position with the Adviser or Underwriter.

(2) The Ethics Committee is comprised of Timothy Pettee (Chief Investment Officer), Peter Harbeck (Executive Administration), James Nichols (Marketing), Suzanne Onyskow (Chief Administrative Officer), Cindy Gibbons (Legal/Compliance) and Abbe Stein (Legal). The composition of the Committee may be changed from time to time.

(3) The Review Officer is Robert M. Zakem, SAAMCo's General Counsel, who can be reached at (201) 324-6363. Mr. Zakem may at any time designate any of the Review Officer's duties to Cindy Gibbons, SAAMCO's Chief Compliance Officer, who can be reached at (713) 831-4230.

(4) The Adviser, and any and all Access Persons or Advisory Persons thereof, shall not be deemed to have actual knowledge, for purposes hereof, of securities transactions effected for any Investment Client, series thereof, or component of such series, for which the Adviser is the investment adviser, but for which the portfolio management is performed by an entity which is not an affiliate of SunAmerica Inc.

(5)Trading hours are 9:30 a.m. to 4:00 p.m., Eastern Time.

Effective January 1, 2004

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